Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Form S-1 Registration Statement of Blockchain Digital Infrastructure, Inc. of our report dated May 27, 2025, except as to note 2, which is as of September 23, 2025, relating to the consolidated balance sheet of One Blockchain LLC (formerly known as BV Power Alpha LLC) as of December 31, 2024 (successor) and 2023 (predecessor), the related statements of income, statements of members’ equity and statements of cash flows for the successor period from February 8, 2024 to December 31, 2024, the predecessor period from January 1, 2024 to February 7, 2024, and the year ended December 31, 2023 (predecessor), and the related notes, appearing in the Form S-4/A Registration Statement of BlockchAIn Digital Infrastructure, Inc. dated December 23, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Berkowitz Pollack Brant Advisors + CPAs

Miami, Florida
June 2, 2026